As Filed with the Securities and Exchange Commission on January 2, 2014 Registration No. 333-114752

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Linktone Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

39 MacTaggart Road
Singapore 368084
 (Address of Principal Executive Offices)

Linktone Ltd. 2000-1 Employee Stock Option Scheme
Linktone Ltd. 2003 Stock Incentive Plan
(Full Title of the Plans)

Copy to:

Paul Boltz, Esq.
Ropes & Gray
41st Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-114752) (the “Registration Statement”) of Linktone Ltd. (the “Company”) filed with the Securities and Exchange Commission on April 23, 2005, and pertaining to the registration of  (i) 29,991,700 ordinary shares, $0.0001 par value (“Ordinary Shares”), of the Company, which had been reserved for issuance under the under the Linktone Ltd. 2000-1 Employee Stock Option Scheme and (ii) 9,610,000 Ordinary Shares of the Company, which had been reserved for issuance under the Linktone Ltd. 2003 Stock Incentive Plan (together with the Linktone Ltd. 2000-1 Employee Stock Option Scheme, the “Plans”).  This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plans.

The offering pursuant to the Registration Statement has been terminated because the Company intends to deregister its Ordinary Shares, as represented by its American Depositary Shares, under the Securities Exchange Act of 1934, as amended. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore on January 2, 2014.

LINKTONE LTD.

By:	/s/ Peck Joo Tan
Name:	Peck Joo Tan
Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.